UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                             CYBEROPTICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          2)   Form, Schedule or Registration Statement No.:

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          3)   Filing Party:

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          4)   Date Filed:

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


                             CYBEROPTICS CORPORATION
                             5900 Golden Hills Drive
                              Minneapolis, MN 55416

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                  May 17, 2002




To the Shareholders of
CYBEROPTICS CORPORATION:

         The Annual Meeting of Shareholders of CyberOptics Corporation (the "Company") will be held on Friday, May 17, 2002, at Dorsey & Whitney, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota at 3:30 p.m. for the following purposes:

                  1)       To elect seven directors;

                  2) To approve an amendment to the Company's Stock Option Plan increasing the number of shares of common stock reserved for issuance thereunder by 375,000 shares; and

                  3) To consider such other matters as may properly come before the meeting or any adjournments thereof.

         Only holders of record of Common Stock at the close of business on April 1, 2002, will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, for registered shareholders, promptly return your proxy online at http://www.eproxy.com/cybe, as described more completely on the enclosed proxy card. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                              By Order of the Board of Directors


                                              Thomas Martin
                                              SECRETARY

Minneapolis, Minnesota
April 10, 2002

       ------------------------------------------------------------------

                   IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY
       In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many,
        to promptly complete, sign and mail your proxy, or to return it electronically at the website set up for this purpose.
       ------------------------------------------------------------------

                             CYBEROPTICS CORPORATION
                             5900 Golden Hills Drive
                              Minneapolis, MN 55416

                                 PROXY STATEMENT

                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 ON MAY 17, 2002

         The accompanying proxy is solicited on behalf of the Board of Directors of CyberOptics Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held May 17, 2002, at 3:30 p.m. at the offices of Dorsey & Whitney, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, and at any adjournments thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement, will be paid by the Company. Representatives of the Company may, without cost to the Company, solicit proxies for the management of the Company by means of mail, telephone or personal calls.

         The only matters the Board of Directors knows will be presented are those stated in Proposals 1 and 2 of this Proxy Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSALS 1 AND 2. Should any other matter properly come before the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such matter.

                          VOTING RIGHTS AND PROCEDURES

         Shares of the Company's common stock, no par value (the "Common Stock"), represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and in the discretion of the proxies with respect to any other matters properly brought before the meeting. Shares voted as a "withhold vote for" one or more directors will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         Proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date. Only holders of record of Common Stock at the close of business on April 1, 2002, will be entitled to receive notice of and to vote at the meeting. On April 1, 2002, the Company had 8,134,826 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

         A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2001, is being furnished to each shareholder with this Proxy Statement. This Proxy Statement is being mailed to shareholders on or about April 10, 2002.

                        PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

         Seven persons have been nominated for election at the Annual Meeting:
Steven K. Case, Alex B. Cimochowski, Kathleen P. Iverson, Erwin A. Kelen, Irene
M. Qualters, Steven M. Quist and Michael M. Selzer, Jr. Each nominee is currently a director of the Company. All nominees elected at the Annual Meeting will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. The persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of the nominees named below as directors, unless otherwise directed. The affirmative vote of a majority of the voting shares represented at the meeting is required for the election of each director. Should any nominee for director become unavailable for any reason, the Proxies will be voted in accordance with the best judgment of the persons named therein. The Board of Directors has no reason to believe that any candidate will be unavailable.

         The following information is furnished with respect to each nominee as of March 31, 2002:

                                                 PRINCIPAL OCCUPATION AND                           DIRECTOR
    NAME AND AGE                          BUSINESS EXPERIENCE FOR PAST FIVE YEARS                    SINCE
    ------------                          ---------------------------------------                    -----
Steven K. Case             Chairman of the Company since September 1995 and Chairman and Chief    January 1984
Age 53                     Executive Officer of Avanti Optics Corporation since June 2000;
                           President of the Company from 1984 until February 1998; adjunct
                           Professor of Electrical Engineering at the University of Minnesota
                           since 1978 and member of University Industry Advisory Board.

Steven M. Quist            Chief Executive Officer since March 2000; President of the Company     June 1991
Age 56                     from February 1998 to January 2002; President of Rosemount Inc.,
                           ("Rosemount") a subsidiary of Emerson Electric Co., and an employee of Rosemount from 1970 until joining the Company. Director of Rimage
                           Corporation and Data I/O Corporation.

Kathleen P. Iverson        President and Chief Operating Officer of the Company since January     May 1998
Age 45                     2002; Vice President/General Manager, Complete Point Solutions,
                           of Rosemount from December 2000 to January 2002; Vice
                           President/General Manager, Worldwide Temperature, of Rosemount from
                           January 1996 to December 2000; Vice President-Finance of Rosemount
                           from 1992 to January 1996.

Alex B. Cimochowski+       President and owner of Four Peaks Technologies, Inc., a printing       May 1984
Age 62                     company, since November 1996; independent business consultant from
                           September 1995 to November 1996; Chief Executive Officer of Delphax
                           Systems from November 1988 to September 1995; President of Edgecore
                           Technology, Inc. from September 1983 to April 1988 and consultant thereto from April 1988 to November 1988.

Erwin A. Kelen ^           President of Kelen Ventures since 1990; President of Datamyte          February 1995
Age 66                     Corporation,  a subsidiary  of Allen  Bradley Co.,  from 1984 until
                           1990. Director of Printronix, Inc., Insignia Systems, Inc. and
                           Computer Network Technologies, Inc.

Irene M. Qualters +        Vice President, Research Information Services, Merck & Company, Inc.   June 1999
Age 52                     since 1999; President of Cray Research, a subsidiary of Silicon
                           Graphics, Inc., and Senior Vice President of Silicon Graphics, Inc.
                           from 1997 to 1998; Vice President of Silicon Graphics, Inc. from
                           1996 to 1997; Senior Vice President of Cray Research from 1995 until its acquisition by Silicon Graphics, Inc. in 1996; Vice
                           President-Software Division of Cray Research from 1992 to 1995.

Michael M. Selzer, Jr.^+   President, Chief Executive Officer and Director of Urologix, Inc, a    June 1999
Age 49                     medical device manufacturer, since January 1999; Vice President and
                           General Manager-Neurostimulation Business of Medtronic, Inc., a
                           medical device manufacturer, from 1994 until December 1998; Vice
                           President-Components and Research Group of Medtronic,  Inc. from 1992 to 1994; Vice President and General Manager-Micro-Rel Division of
                           Medtronic, Inc. from 1987 to 1992. Director of MedAmicus, Inc.

+  Member of Audit Committee
^  Member of Compensation Committee

COMPENSATION OF DIRECTORS

         Directors who are not also employees receive directors' fees of $1,000 per meeting attended, and $500 per meeting held by conference call. Until 1999, directors who were not also employees also received an option to purchase 18,000 shares vesting over a period of four years upon their initial election to the Board of Directors, or upon shareholder approval of the Stock Option Plan for Nonemployee Directors in 1993 and 1997, if they were directors on the dates of approval. Mr. Cimochowski and Mr. Quist received options in 1993 and 1997, Mr. Kelen received options in 1995 and 1997, and Ms. Iverson received options in 1998 under this arrangement.

         In 1999, the Stock Option Plan for Nonemployee Directors was amended to provide for the grant to each nonemployee director of an option to purchase 4,500 shares, which are exercisable from the date of grant, at each annual meeting at which they are elected or reelected, commencing with the annual meeting at which previous options are fully vested. Ms. Qualters and Mr. Selzer received an option to purchase 4,500 shares under the amended plan in each of 1999, 2000 and 2001.

COMMITTEES/MEETINGS

         Except for its Compensation Committee and Audit Committee, the Company does not have any standing committees, including any nominating committee, of the Board of Directors. The Audit Committee, which consists of Ms. Qualters, Mr. Cimochowski and Mr. Selzer, assists the Board of Directors in monitoring the financial statements of the Company, the Company's internal controls and the Company's independent accountants. The Compensation Committee, which consists of Mr. Kelen and Mr. Selzer, administers the Company's stock benefit plans and determines compensation policy and levels for the Company's executive officers. During the fiscal year ended December 31, 2001, the Board of Directors of the Company met seven times and acted twice by writing in lieu of meeting, the Compensation Committee met four times, and the Audit Committee met five times and acted once by writing in lieu of meeting. Every nominee for director attended at least 75 percent of the meetings of the Board and the Board Committees for which such nominee was a member.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

EXECUTIVE OFFICERS

         In addition to Dr. Case, Mr. Quist and Ms. Iverson, the current executive officers of the Company include:

         Scott G. Larson, 41, who started as Controller with the Company in October 1995, was promoted to Director of Financial Reporting in February 2000, and was promoted to Vice President--Finance and Chief Financial Officer in August 2000. Mr. Larson was Controller of Medisys, Inc., a publicly traded medical device company, from 1991 until joining the Company.


                  PROPOSAL II--APPROVAL OF THE AMENDMENT TO THE
                           COMPANY'S STOCK OPTION PLAN

INTRODUCTION

         On February 15, 2000, the Company's Board of Directors approved, subject to shareholder approval, an amendment to the Company's 1998 Stock Incentive Plan (the "1998 Plan") that will increase the number of shares reserved for issuance under awards granted thereunder by 375,000 shares. The 1998 Plan is intended to assist in attracting, retaining and providing an incentive to employees, management personnel and other personnel capable of assuring the future success of the Company.

         Although the 1998 Plan reserves a total of 750,000 shares for issuance under awards (including options) granted under the 1998 Plan, at March 31, 2002, there remained only 129,208 shares available under the 1998 Plan and Restated Stock Option Plan for future grant. Stock options have increasingly become an essential ingredient in the compensation packages for executive, technical and other personnel. Without the ability to grant additional options, the Board of Directors of the Company does not believe that it would have the appropriate tools to attract and retain these personnel. The Board of Directors is recommending the amendment to the 1998 Plan to provide enough authorization to cover anticipated option grants for the next few years.

SUMMARY OF THE 1998 PLAN

         The 1998 Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee has the authority to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, to set the terms and conditions of such awards, to determine whether the payment of any amounts received under any award shall or may be deferred, and to establish rules for the administration of the 1998 Plan.

         Although the 1998 Plan permits the granting of a variety of different types of awards, including stock appreciation rights (SARs), restricted stock and restricted stock units, performance awards, and dividend equivalents, all of the awards granted under the 1998 Plan have been stock options. The Committee may grant incentive stock options meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements (non-qualified stock options). Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares of Common Stock or other securities, awards or property, or any combination thereof, as the Committee shall determine.

         The exercise price per share under any stock option, and the grant price of other awards under the 1998 Plan, may not be less than 100% of the fair market value of the Common Stock on the date of the grant of such option or other award. Determinations of fair market value under the 1998 Plan are made in accordance with methods and procedures established by the Committee.

         Any employee, officer, consultant or independent contractor of the Company and its affiliates selected by the Committee is eligible to receive an award under the 1998 Plan. During the past two years, the Company has granted options to virtually all full-time employees. No person who is an employee of the Company at the time of grant may be granted any award or awards under the 1998 Plan, the value of which awards are based solely on an increase in the value of the shares after the date of grant of such awards, of more than 100,000 shares in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any "performance-based awards" within the meaning of Section 162(m) of the Code.

         No award granted under the 1998 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Committee may permit the designation of a beneficiary. Each award is exercisable, during such individual's lifetime, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative.

         The Board of Directors may amend, alter or discontinue the 1998 Plan at any time, provided that shareholder approval must be obtained for any such action that would (1) cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the 1998 Plan; (2) violate the rules or regulations of the Nasdaq National Market, any other securities exchange or the National Association of Securities Dealers, Inc. applicable to the Company; or (3) cause the Company to be unable, under the Code, to grant incentive stock options under the 1998 Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1998 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1998 Plan into effect. The Committee may waive any condition of, or rights of the Company under any outstanding award, prospectively or retroactively, but the Committee may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

         The grant of an option or SAR is not expected to result in any taxable income to the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction in the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Company Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

         Under the 1998 Plan, the Committee may permit participants (other than Non-Employee Directors) receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of the Company's Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) or other property to the Company to satisfy federal and state tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMMON STOCK REPRESENTED AT THE ANNUAL MEETING AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL OF THE AMENDMENT TO THE OPTION PLAN DESCRIBED ABOVE. PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS OTHERWISE INDICATED. THE BOARD RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE STOCK OPTION PLAN AS DESCRIBED ABOVE.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

         The Company's executive compensation policies are recommended and administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of two independent, outside directors.

         The principal objective of the Company's compensation policy is to increase shareholder value by providing an incentive to officers and employees to maximize the Company's performance. The Committee annually reviews compensation surveys for officer positions in the electronics industry to provide a basis for comparison of the compensation levels of the Company's management. Although the Committee has discretion to set executive compensation at levels warranted by external, internal and individual circumstances, it has traditionally set the salaries of executive officers at or slightly below industry averages and provided for significant variable compensation through stock options and cash bonuses. The form of compensation provided to members of management varies based on their position and their ability to influence performance.

         The Company's executive officer compensation program can be separated into several elements: base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and retirement savings plans generally available to employees.

         Base Salary

         The Company's policy is to set the base salaries of its executives at or slightly below industry average. Mr. Quist's base salary during 2001 was set by the Committee at the beginning of the fiscal year at $230,000, which the Committee believes continues to place his salary slightly below the median of salaries for chief executive officers in the electronics industry at similarly sized companies. Such salary represented a $15,000, or 7%, increase over Mr. Quist's base salary for 2000. Nevertheless, as part of efforts to reduce expense, all executive officers of the Company agreed to a 10% decrease in salary commencing in May 2001. The net effect was a reduction in Mr. Quist's salary from the 2000 to 2001 years.

         Cash Incentive Compensation

         The Compensation Committee establishes an executive bonus plan annually. The bonus plan assigns to each executive, based upon the Committee's determination of the size of bonus appropriate for the position held by the executive, a target dollar amount bonus objective and the proportions of the bonus objective that may be received by achievement of company financial goals and individual performance goals. The Committee creates a matrix of multipliers for the portion of the bonus based on Company financial performance as a function of increase in net income before interest and income taxes ("NIBIT") and revenue. For any given increase in NIBIT and revenue, the matrix will dictate a multiplier (which is equal to 1 at 25% growth in revenue and 16% NIBIT) that is applied to the Company financial performance portion of base dollar amount bonus objective to determine the bonus awarded. No bonus based on financial performance is payable for less than a combined 5% revenue increase and less than a 6% NIBIT. For executives, the Committee, with input from the executive, also assigns specific individual performance goals that will result in payment of a bonus if achieved.

         Seventy percent of Mr. Quist's bonus was based on achievement of the financial performance objectives and thirty percent upon individual performance objectives, with a targeted bonus of $100,000. Because the Company's revenues declined and it recorded a loss during 2001, no bonuses were paid to Mr. Quist, or other executives, based on financial performance and the executives, including Mr. Quist, agreed to forgo any bonuses based on individual performance goals.

         Stock Incentive Compensation

         The Company provides long-term incentive to its executive officers primarily through its Restated Stock Option Plan and its 1998 Stock Incentive Plan (collectively, the "Option Plans"). Under the Option Plans, the Compensation Committee may make discretionary awards of stock options to executive officers based on the number of options and shares currently held by the executive and also on performance factors similar to those used to determine salaries and annual cash incentives. The Compensation Committee has not fixed, or predetermined, the amount of shares to be available for option grants in any year. The Committee has, however, reviewed industry statistics regarding the appropriate size of the Option Plan in terms of outstanding shares and the appropriate size of grants to executive officers and to employees as a whole. The Company's options generally vest over a period of four years and expire five to ten years after the date of grant. All options are granted with an exercise price equal to fair market value on the date of grant.

         Mr. Quist received options to purchase 13,500 shares of common stock in 2001. These options were granted for retention purposes and to provide additional incentive during periods when officers were receiving reduced cash compensation and while the market price for the Company's common stock was depressed.

         Benefits

         The Company provides medical and retirement savings benefits to executive officers on terms generally available to employees. No executive officer received perquisites in excess of 10% of salary during 2001.

         SUMMARY

         The Compensation Committee believes that the compensation program for executive officers during the 2001 year achieved the principal objectives for which it was designed.

                                                          Erwin A. Kelen
                                                          Michael M. Selzer, Jr.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and noncash compensation for the last three fiscal years awarded to or earned by the President and Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company who received cash compensation from the Company during the year ended December 31, 2001 exceeding $100,000.

                                                                                  LONG-TERM COMPENSATION
                                                                           -----------------------------------
                                            ANNUAL COMPENSATION                     AWARDS            PAYOUTS
                                    -------------------------------------  ------------------------  ---------
                                                                           RESTRICTED    SECURITIES
   NAME AND PRINCIPAL                                       OTHER ANNUAL     STOCK       UNDERLYING    LTIP       ALL OTHER
       POSITION             YEAR      SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS(#)   PAYOUTS   COMPENSATION(1)
------------------------  --------  ----------  ---------  --------------  ----------  ------------  ---------  ---------------
Steven M. Quist             2001     212,011                                              13,500                   15,224
Chief Executive Officer,    2000     214,134    143,225                                                             4,922
President & Director        1999     208,462     32,000                                   37,500                    2,180

William J. Farmer           2001     145,282                                               3,200                    4,506
Senior Vice President       2000     134,189     68,800                                   22,500                    6,837
                            1999     123,446     11,900                                                             9,633

Michael D. Wetle            2001     201,862                  69,341(2)                    4,000                    2,943
Senior Vice President       2000     194,423    203,400       89,364(2)                                             2,119
                            1999     159,701     34,609       59,741(2)                   22,500                    2,348

Bruce E. Batten             2001     138,231                                               6,200                    4,566
Vice President              2000     139,134     48,612                                                             4,820
                            1999     130,577     24,375                                    7,500                    4,200

Scott G. Larson             2001     117,838                                               3,000                    5,268
Vice President-Finance      2000      94,366     26,886                                   10,000                    2,865
& CFO                       1999      80,520      2,743                                    6,000                    2,710
-------------------

(1) Includes Company contributions for such officers to a 401K plan, travel bonus reimbursement and Company contributions for some officers of commuting expenses.

(2)   Includes (i) in 2001 and 2000, forgiveness of a loan for relocation costs,
      (ii) in 2000, payout of accrued and unused vacation time, and (iii) in 1999, reimbursement of cost of relocation to Minnesota and California.


LONG-TERM INCENTIVE PLAN AWARDS/EMPLOYMENT AGREEMENTS

         Other than its Restated Stock Option Plan and the 1998 Stock Incentive Plan, the Company does not maintain any long-term incentive plans, nor does it have any employment agreements with any of the executive officers named in the Summary Compensation Table.

STOCK OPTIONS

         The Company maintains a Restated Stock Option Plan, a 1998 Stock Incentive Plan and a Stock Option Plan for Nonemployee Directors. The Company may grant stock options to executive officers and other employees and consultants of the Company under the Restated Stock Option Plan and the 1998 Stock Incentive Plan. The following table sets forth information with respect to options granted to the named executive officers in 2001:

                              OPTION GRANTS IN 2001

                                                                                POTENTIAL REALIZABLE VALUE AT
                                     % OF TOTAL                                 ASSUMED ANNUAL RATES OF STOCK
                                       OPTIONS                                  PRICE APPRECIATION FOR OPTION
                        OPTIONS       GRANTED TO                                           TERM(1)
                        GRANTED     EMPLOYEES IN     EXERCISE     EXPIRATION   -------------------------------
        NAME              (#)           2001        PRICE($/SH)      DATE            5%($)          10%($)
---------------------  ---------   --------------  -------------  -----------  -------------------------------
Mr. Quist                 1,500        0.46%           10.01       4/26/2006        $4,149          $9,443
                         12,000(2)     3.49%           11.00       8/10/2011        36,472          83,014
Mr. Farmer                1,200        0.37%           10.01       4/26/2006         3,319           7,554
                          2,000        0.58%           11.24       5/18/2006         6,211          14,138
Mr. Wetle                 1,500        0.46%           10.01       4/26/2006         4,149           9,443
                          2,500        0.73%           11.24       5/18/2006         7,764          17,672
Dr. Batten                1,200        0.37%           10.01       4/26/2006         3,319           7,554
                          5,000        1.45%           11.24       5/18/2006        15,528          35,344
Mr. Larson                1,000        0.29%           10.01       4/26/2006         2,766           6,295
                          2,000        0.58%           11.24       5/18/2006         6,211           1,438
-------------------

(1) These amounts represent the realizable value of the subject options from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the Common Stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.
(2) Options granted in 2001 to Mr. Quist were granted independent of any option plan.


         The following table sets forth information with respect to options exercised during 2001 and held by the officers named in the Summary Compensation Table as of December 31, 2001:

  AGGREGATED OPTION EXERCISES IN 2001 AND OPTION VALUES AS OF DECEMBER 31, 2001

                                               NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-
                       SHARES                      UNEXERCISED OPTIONS AT             MONEY OPTIONS AT
                      ACQUIRED                      DECEMBER 31, 2001(2)            DECEMBER 31, 2001(1)
                        ON          VALUE      -------------------------------  ----------------------------
        NAME          EXERCISE    REALIZED(3)   EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------  ----------  ------------  -------------     -------------  -------------  -------------
Mr. Quist                                         118,435            69,000        169,227         140,368
Mr. Farmer            7,032        25,939          24,975             2,600         99,290           5,964
Mr. Wetle                                          17,625            25,750         41,100          56,670
Dr. Batten            1,500         3,070          10,350            24,350         40,850          88,400
Mr. Larson                                          2,000             5,500          6,682          15,764
-------------------

(1) All of such options are exercisable at a price equal to the fair market value of the Common Stock on the date of grant.
(2) Represents the difference between the closing price of the Common Stock as reported on the Nasdaq National Market ("Nasdaq") on December 31, 2001, and the exercise price of the options.
(3) Represents the difference between the option exercise price and the closing price of the Company's Common Stock as reported by Nasdaq on the date of exercise.

                              CERTAIN TRANSACTIONS


         AVANTI OPTICS CORPORATION. On August 7, 2000, the Company entered into an organization agreement with Avanti Optics Corporation ("Avanti"), a newly formed entity for which Steven K. Case, the Chairman of the Company, serves as Chairman and Chief Executive Officer and for which Erwin A. Kelen, a director of the Company, serves as a director. Avanti was formed to pursue the development of products for the photonics markets. Steven K. Case and his family members acquired 13,500,000 shares, or approximately 65% of the outstanding shares, of Avanti for $1,350,000 cash. Since July 2000, Dr. Case has devoted approximately half his work time to the affairs of Avanti and half to the Company, and his compensation from the Company has been reduced to half his compensation prior to the formation of Avanti.

         Pursuant to the organization agreement, the Company received 3,800,000 shares of the common stock of Avanti in exchange for $190,000 of cash, the right to hire certain Company employees, title to equipment the Company had used in photonics research, a potential business agreement with a telecommunications company for a photonics inspection system, and a license to use certain intellectual property the Company had developed for the electronics markets. The Company also agreed to partially fund development of a photonics inspection system that Avanti was pursuing in return for rights to the technology that was developed. The Company provided Avanti with a total of $224,516 of funding under this arrangement in 2000, but terminated funding when the development effort was terminated. The Company also entered into a facilities agreement under which Avanti occupied office space at the Company's facilities in Minneapolis, Minnesota until February 2001 and paid the Company a total of $17,500 for use of those facilities. Pursuant to a related Stockholders' Agreement, the Company has rights of first refusal and co-sale rights with respect to shares of Avanti held by Dr. Case, Mr. Kelen, and another Avanti shareholder.

         The Organization Agreement provides the Company with a right of first refusal to purchase its pro rata portion of any private sale of Avanti securities and registration rights relating to the Avanti common stock that the Company holds. The Company exercised its right of first refusal with respect to the sale of an additional 200,000 shares by Avanti in September 2000, purchasing an additional 33,250 shares. In March 2001, Avanti raised additional equity capital, but the Company declined to participate and accordingly its ownership interest in Avanti declined to 14%. In December 2001, the Company declined a proposal from Avanti whereby the Company would provide a loan to Avanti with repayment terms and/or conversion rights based on certain future events. In February 2002, Avanti raised a third round of equity capital in which CyberOptics again declined to participate and accordingly its ownership interest in Avanti was further diluted to 13%. Avanti continues to provide the Company with funding proposals, and while there is no commitment to provide funding, the Company considers each proposal based upon its merits.

         The Company believes that the agreements with Avanti are in the best interest of the Company and its shareholders and are on terms at least as favorable as could have been obtained from unaffiliated parties.

         LOAN. In 1999, the Company advanced a total of $150,000 to Michael D. Wetle, an officer of the Company, in connection with his relocation from Minneapolis to San Francisco. So long as Mr. Wetle remains an employee, $30,000 of the loan is forgiven in each calendar year as compensation to Mr. Wetle for relocation costs, interest payable on the loan, and taxes associated with forgiveness of the loan

                               SHAREHOLDER RETURN

         The graph set forth below compares the cumulative total shareholder return on the common stock of the Company from January 1, 1996 through December 31, 2001 with the cumulative total return on a broad market index (the Nasdaq NMS Index) and a peer group index (the Nasdaq Computer and Data Processing Index). In each case, the cumulative return is calculated assuming an investment of $100 on January 1, 1996, and reinvestment of all dividends.

                               [PLOT POINTS CHART]

                                       Nasdaq Computer and       CyberOptics
   Date               Nasdaq NMS         Data Processing         Corporation
   ----               ----------         ---------------         -----------
  12/31/96                   100                    100                  100
   3/31/97             94.569600            92.82870929          126.0221799
   6/30/97            111.899394            118.9773213          117.6207012
   9/30/97            130.824222            130.1386834          252.0443598
  12/31/97            122.476686            122.8739891          169.9003025
   3/31/98            143.342353            162.3403277          201.6354878
   6/30/98            147.283037            179.8171572          107.3484933
   9/30/98            132.887069            168.7037358          75.61330794
  12/31/98            172.680385            219.1959096          104.5480004
   3/31/99            193.654659            264.3738776           97.0874874
   6/30/99            211.792197            274.9685692          120.4211941
   9/30/99            217.064622            286.3541217          119.9507113
  12/31/99            320.832285            481.8131086          205.3657444
   3/31/00            360.182236             475.839044           316.926179
   6/30/00            313.181768            388.4156819           518.091184
   9/29/00            288.191348            359.2763208          205.1417049
  12/29/00            192.976917            221.8550595          189.7389941
   3/30/01            144.049950            161.8559644          117.6207012
   6/29/01            169.778294            210.7516572          136.6640529
   9/28/01            117.789380             128.902997          98.57734961
  12/31/01            153.120600            178.6597919           148.426123

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ended December 31, 2001. During 2001, Mr. Quist reported late a resale of shares in connection with a cashless broker option exercise in the summer of 2000, and Mr. Batten filed late one report with respect to an option exercise in 2001. Based upon information provided by officers and directors of the Company, all other officers, directors and 10% shareholders otherwise filed all reports on a timely basis in the 2001 fiscal year.

                               SHARES OUTSTANDING

         The following table sets forth information pertaining to the ownership of the Company's Common Stock by each person known by the Company to beneficially own 5% or more of the Company's Common Stock, by each director, by each officer named in the Summary Compensation Table, and by all officers and directors as a group as of March 1, 2002:

                  NAME AND ADDRESS                      AMOUNT AND NATURE OF                  PERCENT
                 OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)                 OF CLASS
                 -------------------                  ------------------------                --------
     Leroy C. Kopp and
     Kopp Investment Advisors, Inc.
     7701 France Avenue South, Ste 500
     Edina, MN 55435(2)                                      1,705,512                          21.0%

     J.P. Morgan Chase & Co.
     270 Park Avenue
     New York, NY 10017(3)                                     960,376                          11.9%

     EQSF Advisers, Inc.
     M.J. Whitman Advisers, Inc.
     Mark J. Whitman
     767 Third Avenue
     New York, NY  10017(4)                                    791,150                           9.7%

     Steven K. Case
     5900 Golden Hills Drive
     Minneapolis, MN 55416(5)                                  527,357                           6.4%

     Michael A. Bowes                                            9,000                            *

     Alex B. Cimochowski(6)                                     39,556                            *

     Kathleen P. Iverson                                         9,605                            *

     Erwin A. Kelen                                            102,000                           1.3%

     Irene M. Qualters                                          13,500                            *

     Steven M. Quist(7)                                        197,506                           2.4%

     Michael M. Selzer, Jr.                                     13,950                            *

     Bruce E. Batten                                            11,850                            *

     William J. Farmer                                          49,383                            *

     Michael D. Wetle                                           17,625                            *

     Scott Larson                                                8,863

     All executive officers and
     directors as a group (12 persons)                       1,000,195                          11.5%
-------------------

*Less than 1%

(1) Includes 165,500 shares for Dr. Case, 9,000 shares for Mr. Bowes, 36,000 shares for Mr. Cimochowski, 9,000 shares for Ms. Iverson, 81,000 shares for Mr. Kelen, 13,500 shares for Ms. Qualters, 165,310 shares for Mr. Quist, 13,500 shares for Mr. Selzer, 10,350 shares for Dr. Batten, 30,600 shares for Mr. Farmer, 17,625 shares for Mr. Wetle, 6,000 shares for Mr. Larson, and 557,385 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of March 1, 2001.

(2) Based on Schedule 13D/A filed August 22, 2000. Includes 129,000 held by Leroy Kopp or family foundations or trusts he controls, 489,250 shares over which Kopp Investment Advisers, Inc. ("KIA") has sole voting power, 270,000 shares over which KIA has sole power of disposition and 1,290,212 shares over which KIA has shared power of disposition.

(3) Based on Schedule 13G/A filed February 12, 2002. Includes 847,885 shares over which the holder has sole voting power.

(4) Based on Schedule 13G/A filed January 15, 2002. Includes 779,400 shares held by EQSF Advisers, Inc., and 11,750 shares held by M.J. Whitman Advisers, Inc.

(5) Includes 15,000 shares in trust for family members for which the holder is a trustee.

(6) Includes 2,475 shares owned by Mr. Cimochowski's spouse, the beneficial ownership of which Mr. Cimochowski disclaims.

(7)      Includes 2,000 shares subject to a restricted stock agreement.


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Company's Board of Directors is composed of the following nonemployee directors: Irene M. Qualters, Michael M. Selzer, Jr., and Alex B. Cimochowski. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent accountants.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

         Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                                  Members of the Audit Committee

                                                  Michael M. Selzer, Jr.
                                                  Irene M. Qualters
                                                  Alex B. Cimochowski


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Company has selected PricewaterhouseCoopers LLP as its independent accountants for its fiscal year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP which has served as the Company's independent accountants since July 1994, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

         Audit fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's financial statements for the fiscal year ended December 31, 2001 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled approximately $110,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         PricewaterhouseCoopers LLP did not provide services to the Company during the last fiscal year for the design and implementation of financial information systems and the Company paid no fees for such services.

ALL OTHER FEES

         Fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled approximately $372,000.


SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

         Any shareholder wishing to include a proposal in the Company's proxy solicitation materials for its next annual meeting of shareholders must submit such proposal for consideration in writing to the Secretary of the Company at its principal executive offices, 5900 Golden Hills Drive, Minneapolis, MN 55416, no later than December 6, 2002.

         Pursuant to the Company's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, or in order for a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting, or nominate the director, no later than December 6, 2002. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company's Bylaws.

         Management will use discretionary authority to vote against any shareholder proposal, or director nominee not made by management, presented at the next annual meeting if: (i) such proposal or nominee has been properly omitted from the Company's proxy materials under federal securities laws; (ii) notice of such proposal or nominee was not submitted to the Secretary of the Company at the address listed above by December 6, 2002; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company's voting shares required to carry the proposal or elect the nominee.


                                     GENERAL

         The Board of Directors of the Company does not know of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

                                                        BY ORDER OF THE BOARD OF
                                                        DIRECTORS


                                                        Thomas Martin
                                                        SECRETARY

Dated: April 10, 2002

                             [LOGO] CYBEROPTICS(R)
                        M A K I N G  L I G H T  W O R K


                             CYBEROPTICS CORPORATION


                        2002 ANNUAL SHAREHOLDERS MEETING


                                  MAY 17, 2002





--------------------------------------------------------------------------------


[LOGO] CYBEROPTICS(R)                                                      PROXY
--------------------------------------------------------------------------------
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Steven K. Case and Steven M. Quist, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 17, 2002, and any adjournments thereof, as specified on the reverse side on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.


        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY MAIL OR
                ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.







                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                             COMPANY #
                                                             CONTROL #
THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 16, 2002.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
o  Follow the simple instructions the voice provides you.


VOTE BY INTERNET -- http://www.eproxy.com/cybe/ -- QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2002.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.


VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to CyberOptics Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.




      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                              [PLEASE DETACH HERE]


                                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
1. Election of   01 Steven K. Case        04 Kathleen P. Iverson   07 Michael M. Selzer, Jr.   [ ] Vote FOR       [ ] WITHHOLD
   directors:    02 Steven M. Quist       05 Erwin A. Kelen                                        all nominees       AUTHORITY
                 03 Alex B. Cimochowski   06 Irene M. Qualters                                     (except as         to vote for
                                                                                                   marked)            all nominees
                                                                                  ________________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR A SPECIFIC NOMINEE, WRITE       |                                                |
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)               |                                                |
                                                                                 |________________________________________________|

                                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

2.   To approve amendment to 1998 Stock Incentive Plan.                          [ ] For           [ ] Against          [ ] Abstain

3.   To vote with discretionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.


Address Change? Mark Box [ ]    Indicate changes below:                                  Date__________________________
                                                                                  ________________________________________________
                                                                                 |                                                |
                                                                                 |                                                |
                                                                                 |________________________________________________|

                                                                                  Signature(s) in Box
                                                                                  When shares are held by joint tenants, both should
                                                                                  sign. When signing as attorney, executor,
                                                                                  administrator, trustee or guardian, please give
                                                                                  full title as such. If a corporation please sign
                                                                                  in full corporate name by President or other
                                                                                  authorized officer. If a partnership, please sign
                                                                                  in partnership name by authorized person.